Exhibit 5.4

Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101-3099	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

February 21, 2025

Expedia Group, Inc.
1111 Expedia Group Way W.
Seattle, WA 98119

Re:	Expedia Group, Inc. Corporation Registration Statement on Form S-3, filed on February 19, 2025

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Washington corporation (“Expedia WA”), Cruise, LLC, a Washington limited liability company (“Cruise”), Hotels.com, L.P., a Texas limited partnership (“Hotels LP”), and Hotels.com, GP, LLC, a Texas limited liability company (“Hotels LLC” and, with Expedia WA, Cruise and Hotels LP, each a “Company” and collectively, the “Companies”), in connection with the guarantees by the Companies of the Exchange Notes (as defined below). Each Company is one of several guarantors (such guarantors, including the Companies, are hereinafter collectively referred to as the “Subsidiary Guarantors”) in connection with (i) a registration statement on Form S-3 filed by the Companies’ ultimate parent company, Expedia Group, Inc., a Delaware corporation (“Parent”), and the Subsidiary Guarantors with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 19, 2025, as supplemented by the Prospectus Supplement dated February 19, 2025 (File No. 333-285042) (the “Registration Statement”) and (ii) the offering of $1,000,000,000 aggregate principal amount of Parent’s 5.400% senior notes due 2035 (the “Notes”) and related guarantees of the Subsidiary Guarantors registered pursuant to the Registration Statement under the Securities Act, whereby Parent is issuing the Notes and the Subsidiary Guarantors are issuing the related guarantees under the Base Indenture, dated as of February 21, 2025, by and among Parent, the Subsidiary Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, dated as of February 21, 2025, by and among Parent, the Subsidiary Guarantors party thereto and the Trustee (collectively, the “Indenture”).

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers of the Companies as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

1.
Executed copy of the Underwriting Agreement dated as of February 19, 2025, among Parent, the Subsidiary Guarantors, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as Representatives of the several underwriters listed in Schedule 1 thereto, as provided to us by the Companies;

2.	Executed copy of the Indenture (including the related guarantees and form of notes), as provided to us by the Companies;

Expedia Group, Inc.
February 21, 2025

3.	Registration Statement;

4.
Restated Articles of Incorporation of Expedia WA, as amended, as certified by an officer of Expedia WA to be a true and complete copy of such Restated Articles of Incorporation, as amended, as of the date hereof;

5.	Bylaws of Expedia WA, as amended, as certified by an officer of Expedia WA to be a true and complete copy of such Bylaws, as amended, as of the date hereof;

6.	Certificate of Formation of Cruise, as certified by an officer of Cruise to be a true and complete copy of such Certificate of Formation, as amended, as of the date hereof;

7.	Operating Agreement of Cruise, as certified by an officer of Cruise to be a true and complete copy of such Operating Agreement, as amended, as of the date hereof;

8.
Certificate of Limited Partnership of Hotels LP, as amended, as certified by an officer of Hotels LP to be a true and complete copy of such Certificate of Limited Partnership of Hotels LP, as amended, as of the date hereof;

9.
Agreement of Limited Partnership of Hotels LP, as amended, as certified by an officer of Hotels LP to be a true and complete copy of such Agreement of Limited Partnership of Hotels LP, as amended, as of the date hereof;

10.
Articles of Organization of Hotels LLC, as amended, as certified by an officer of Hotels LLC to be a true and complete copy of such Articles of Organization of Hotels LLC, as amended, as of the date hereof;

11.
Amended and Restated Limited Liability Company Agreement of Hotels LLC, as certified by an officer of Hotels LLC to be a true and complete copy of such Amended and Restated Limited Liability Company Agreement of Hotels LLC, as amended, as of the date hereof;

12.
Certificates of Existence for each of Cruise and Expedia WA issued by the Washington Secretary of State, dated February 5, 2025 and January 29, 2025, respectively, and for each of Hotels LP and Hotels LLC issued by the Texas Secretary of State, dated January 27, 2025, and a bringdown letter for each of the Companies with respect to the State of Washington or the State of Texas, as the case may be, issued by CT Corporation, dated February 21, 2025 (collectively, the “Certificates of Existence”);

13.	Resolutions of the Board of Directors of Expedia WA, certified by an officer of Expedia WA as of the date hereof;

14.	Resolutions of the sole member of Cruise, certified by an officer of Cruise as of the date hereof;

Expedia Group, Inc.
February 21, 2025

15.	Resolutions of the General Partner of Hotels LP, certified by an officer of Hotels LP as of the date hereof;

16.	Resolutions of the sole member of Hotels LLC, certified by an officer of Hotels LLC as of the date hereof; and

17.	Certificates dated February 21, 2025, executed by an authorized officer of each Company as to certain factual matters.

The documents listed in items 1 through 3 above are herein collectively referred to as the “Transaction Documents.”

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in the Certificates of Existence (and all opinions based on these documents are as of the applicable dates of such documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers of the Companies. We have not independently verified the facts so relied on.

We have relied, without investigation, on the following assumptions:

1.	Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals, and all signatures on executed documents are genuine.

2.
When the Notes (and related guarantees) proposed to be issued pursuant to the terms of the Indenture are issued, they will conform to the description of the 5.400% Senior Notes Due 2035 (and related guarantees) in the Registration Statement.

3.	All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the transactions contemplated by the Transaction Documents.

Based on the foregoing and subject to the qualifications and exclusions stated herein, we express the following opinions:

1.
Each Company is validly existing as a corporation, limited liability company or limited partnership, as the case may be, under the laws of the State of Washington or the State of Texas, as the case may be, and has the necessary corporate, limited liability company or limited partnership power, as the case may be, and authority to guarantee the Notes pursuant to the terms of the Indenture.

2.
Each Company’s guarantee of the Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate or limited liability company action, as the case may be, and the Indenture has been validly authorized, executed and delivered by the Companies.

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and the State of Texas, and our opinions are limited to such laws.

Expedia Group, Inc.
February 21, 2025

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to persons or entities other than the addressees.

Wachtell, Lipton, Rosen & Katz may rely on the opinions expressed herein as if this opinion were addressed directly to it. You may refer to and produce a copy of this opinion letter (but not for reliance) in connection with the assertion of a claim or defense as to which this opinion letter is relevant and necessary and in response to a court order. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm under the caption “Legal Matters” in the prospectus or any prospectus supplement which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP
PERKINS COIE LLP